AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2018

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW AGE BEVERAGES CORPORATION
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of
incorporation or organization)

27-2432263
I.R.S. Employer Identification Number

1700 E. 68th Avenue
Denver, CO, 80229
Telephone: (303) 289-8655
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Brent D. Willis
Chief Executive Officer
New Age Beverages Corporation
1700 E. 68th Avenue
Denver, CO, 80229
Telephone: (303) 289-8655
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 37th Floor
New York, NY 10036
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  333-219341

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☑ Smaller reporting company
☑ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Proposed
		Proposed	maximum
	Amount	maximum	aggregate	Amount of
Title of each class of	to be	offering price	offering	registration
Securities to be registered	registered(1)	per unit	price (2)	fee(3)
Common stock, par value $0.001 per share	—	—	$9,398,485	$1,139.10

(1)
The Registrant previously registered common stock, preferred stock, warrants, units and other securities with an aggregate offering price not to exceed $100,000,000 on a Registration Statement on Form S-3 (File No. 333-219341), as amended, which was declared effective on October 16, 2017. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional indeterminate number of shares of the Registrant’s common stock as shall have an aggregate offering price not to exceed $9,398,485 is hereby being registered hereunder. The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the shares of common stock registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act. Represents the registration fee only for the additional amount of securities of the Registrant being registered hereby.

     This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-3 is being filed with respect to the registration of additional shares of common stock, par value $0.001 per share, of New Age Beverages Corporation, pursuant to Rule 462(b) and General Instruction IV.A of Form S-3, both promulgated under the Securities Act of 1933, as amended.

The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (Registration No. 333-219341), which was declared effective by the Securities and Exchange Commission on October 16, 2017, including each of the documents filed by the Registrant and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 9, 2018.

New Age Beverages Corporation

By:	/s/ Brent Willis
Brent Willis
Chief Executive Officer

By:	/s/ Gregory Gould
Gregory Gould
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Brent Willis	Chief Executive Officer and Director
Brent Willis		November 9, 2018

/s/ Gregory Gould	Chief Financial Officer
Gregory Gould		November 9, 2018

*
Reggie Kapteyn	Director	November 9, 2018

*
Ed Brennan	Director	November 9, 2018

*
Tim Haas	Director	November 9, 2018

*
Greg Fea	Director	November 9, 2018

* By:  /s/Brent Willis_________________________
          Attorney –in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Sichenzia Ross Ference LLP

23.1	Consent of Accell Audit & Compliance, P.A.

23.2	Consent of Sichenzia Ross Ference LLP (included in the opinion filed as Exhibit 5.1).